Exhibit 10.28

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH ,AMENDMENT TO LEASE AGREEMENT (this "AMENDMENT") is entered into as of the 24th day of February, 2011, by and between Levy Braker 12 Associates.  LLC.  successor  in interest  to BC 12 99, LTD..  a Texas  Limited  Partnership (the "Landlord") and Active Power  Inc. (the "Tenant").

WITNESSETH

WHEREAS, Landlord and Tenant previously entered into a Lease, dated the 27th day of September, 2000 (which together with any amendments, modifications and extensions thereof, is hereinafter referred to as the "Lease")  pursuant to which Landlord leased to Tenant certain premises located at 2128 Braker Lane, Austin, Texas 78758 known as Braker 12, containing approximately 126,750 square feet of space ("Existing Premises").

WHEREAS,  Landlord and Tenant desire to extend the terms of the Lease for the
Premises on the terms and conditions set forth below:

NOW THEREFORE,  in consideration  of Ten Dollars ($10.00) and other good and valuable consideration,  the receipt and sufficiency  of which  is hereby acknowledged,  the Landlord and Tenant agree as follows:

I.	The Term of the Lease is hereby extended for five (5) years, commencing on January l, 2012 ("Commencement Date of Extension Term") and continuing through and including December 3 1, 2016 ("the Extension Term").

2.	The Monthly Base Rent for the Existing Premises during the Extension Term, due and payable in accordance with the Lease, shall be as follows:

January I, 2012 through December 31,2012:	$0.45 per square foot
January 1, 2013 through December 31, 2013:	$0.52 per square foot
January 1, 2014 through December 31, 2014:	$0.53 per square foot
January 1, 2015 through December 31, 2015:	$0.55 per square foot
January 1, 2016 through December 31, 2016:	$0.56 per square foot

Note: Landlord will agree to reduce the base rent due under the current lease from $6.00 psf to $5.50 psf effective for the first ful1 month following the date of execution by all parties of the lease renewal (as per the terms proposed herein) through the end of the current lease term, which expires 12/31/2011.

3.
Landlord at Landlord's expense shall repair and I or replace all ceiling tiles, ceiling grids, damaged walls, and light fixtures all caused by the settling of the slab. Tenant understands that based on an engineer's study, the slab has settled in the specific area and there is no need to support or raise the slab at this time.

4.
Tenant shall be allowed to fence the East side of the building for the purpose of securing the outside area. Landlord shall be financially responsible for half(50%) of the construction costs up to $3,000.00  maximum expense for the Landlord. Tenant agrees to pay the remaining portion of the cost for the security fence. Tenant, not Landlord, is solely responsible for coordinating and overseeing construction of the fence. Landlord will reimburse Tenant up to $3,000 within thirty (30) days upon receipt of a copy of the paid invoice for this project.

5.
Landlord shall cap the controllable expenses for Braker 12 at six (6%) percent annum. Controllable expenses are defined as those costs associated with maintaining common area, and exclude Insurance, taxes and utilities, and any associated cost to those expenses.

6.
Landlord will agree to bear the financial responsibility for 66.7% of the replacement cost for any HVAC unit up to a maximum cost to Landlord of$350,000 during the amended term of this lease which is amended to expire 12/3 I /2016. Tenant will need to submit a copy of the paid invoice identifying the replacement of the HVAC unit in order to be reimbursed. Landlord will have thirty (30) days to inspect the installation and process payment for reimbursement once Landlord receives a copy of the paid invoice. Tenant will be responsible for any maintenance and repairs of HVAC units and must maintain a routine HVAC maintenance contract for all units with a qualitied HVAC contractor.

7.
Landlord,  not  Tenant,  will  pay HPI  Corporate  Services,  LLC a commission  equal  to two percent  (2%)  of the aggregate  Base  Rental  payable  to Landlord  for  the Premises  over the renewal term only, adjusted  by deducting  the difference  between the current  2011  rent and the adjusted  2011  rent further  reduced  by the $350,000  HVAC  allowance.  Thus, the  Base Rental  commission  calculation  starts  1/1/2012  thru  12/31/2016,  and  this  amount  will  be reduced  by the 2011  rent adjustment  and the $350,000  HVAC allowance.  The commission will be paid 50% within 30 days upon execution of the lease and the remaining 50% within 30 days of the renewal period 1/1/2012.

8.
Insofar as the specific terms and provisions of this Fourth Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Fourth Amendment shall govern and control;  in all other respects,  the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect

9.
Any obligation or  liability whatsoever of  BC  12 99, LTD., a Texas Limited Partnership which may arise at any time under the Lease or this Fourth Amendment or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction   or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of its trustees, directors, shareholders, officers, employees, or agents regardless of  whether such obligation or liability is in the nature of contract, tort or otherwise.

IN WITNESS  WHEREOF, the parties hereto have signed this Fourth Amendment to Lease Agreement as of the day and year first above written.

Tenant		Landlord

Active Power, Inc.		Levy Braker 12 Associates, LLC

By:		By:	Glen Una Management Company
Title:	CHIEF FINANCIAL OFFICER	Title:	Its General Partner

By:
Shaun Brannon, Authorized Signer

Date: 2/21/2011		Date: 2/24/2011